EXHIBIT 99.1

HANMI FINANCIAL CORP. COMPLETES MERGER
WITH PACIFIC UNION BANK

LOS ANGELES – April 30, 2004 – Hanmi Financial Corporation (Nasdaq: HAFC), the holding company for Hanmi Bank, announced that it has completed the acquisition of Pacific Union Bank, creating the largest Korean-American community bank in the country, with assets of more than $3 billion.

In the transaction, Hanmi Financial Corp. paid $164.5 million in cash to acquire 5,537,431 of the PUB shares owned by Korea Exchange Bank. All of the remaining outstanding PUB shares were converted in the acquisition into shares of Hanmi common stock based on an exchange ratio of 1.1560 Hanmi shares for each PUB share. Based on Hanmi’s closing price of $24.79 on April 30, 2004, the merger is valued at approximately $312 million.

Hanmi Bank and Hanmi Financial Corp. expect that following the merger two additional board members — William J. Ruh and Kraig A. Kupiec — as designated by, respectively, Castle Creek Financial LLC and the board of directors of PUB, will be added to the Hanmi boards. Pacific Union Bank’s common stock is no longer quoted on the Nasdaq National Market.

Immediately prior to the completion of the PUB acquisition, Hanmi also issued a total of 3,947,369 shares of its common stock pursuant to the previously-announced private placement, for total proceeds of $75 million before expenses and placement fees. As a result of the issuance of shares in the merger and the private placement, the number of outstanding Hanmi shares has increased to approximately 24,427,000, giving the company a pro forma market capitalization (based on the April 30 share closing price) of more than $605 million.

“Today’s announcement represents the culmination of many months of hard work on the part of both Hanmi and PUB, the country’s two preeminent Korean-American banks,” said J. W. Yoo, president and chief executive officer of Hanmi Financial Corp. “With the merger formally completed, we can turn our full attention to the smooth and seamless integration of PUB, a process that is already well under way and which is expected to be essentially completed by the end of this year. Having completed the acquisition of PUB, we now have 27 branch offices throughout Southern California and the Bay Area; and with more than $3 billion in assets, we look forward to even better serving our core constituents while extending our geographic and demographic reach to other ethic communities.”

About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide varied quality products and premier services to its customers and to maximize shareholder value.

Forward-Looking Statements:
Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Words such as “expect,” “feel,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, projections regarding the nature and timing of the integration of Pacific Union Bank. Neither Hanmi Financial Corp. nor Hanmi Bank undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:
Stephanie Yoon	Philip Bourdillon / Gene Heller
Investor Relations	Silverman Heller Associates
213-427-5631	310-208-2550